Exhibit 16.1

JEFFREY TSANG & CO.

CERTIFIED PUBLIC ACCOUNTANTS

Units 1205-6, 12/F, Cheuk Nang Centre, 9 Hillwood Road, Tsimshatsui, Kowloon, Hong Kong.

Tel: (852) 2781 1606    Fax: (852) 2783 0752    E-mail: info@hkjtc.com

November 4, 2009

Office of Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have reviewed the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated November 4, 2009 of Avani International Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we are in agreement with those statements insofar as they relate to our firm.

/s/ Jeffrey Tsang & Co.

Jeffrey Tsang & Co.

CERTIFIED PUBLIC ACCOUNTANTS

Hong Kong